Exhibit 10.3

JOINDER TO
SECURITYHOLDERS AGREEMENT

THIS JOINDER (the “Joinder”) to the Securityholders Agreement, dated as of May 31, 2007, as amended on March 26, 2015 by and among UHS Holdco, Inc., a Delaware corporation (the “Company”) and certain securityholders of the Company (the “Agreement”), is made and entered into as of April 13, 2016 by and between the Company and Thomas Leonard (“Holder”).  Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Agreement. This Joinder shall be effective as of the first date upon which the Holder is issued shares of the Company’s common stock, par value $0.01 per share (“Holder Shares”) in settlement of the RSUs (defined below) (the “Effective Date”).

WHEREAS, Holder was granted 7,042,254 Restricted Stock Units as of April 13, 2015 (the “RSUs”) pursuant to the terms and conditions of that certain Restricted Stock Unit Award Agreement between the Company and the Holder (the “RSU Agreement”);

WHEREAS, upon settlement of the RSUs, in accordance with the terms and conditions of the RSU Agreement, the Holder shall receive 7,042,254 Holder Shares (the “RSU Shares”); and

WHEREAS, in consideration for the receipt of the RSU Shares and pursuant to the Agreement, the Holder shall, upon the Effective Date, become a party to the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agree as follows:

1. Agreement to be Bound Holder hereby agrees that upon the effectiveness of this Joinder, the Holder shall become a party to the Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as though an original party thereto and shall be deemed an Other Investor for all purposes thereof.  In addition, Holder hereby agrees that all Holder Shares shall be deemed Other Investor Shares for all purposes of the Agreement.

2. Notices For purposes of Section 19 of the Agreement, all notices, demands or other communications to the Holder shall be directed to:

Universal Hospital Services, Inc.

6625 W. 78th St, Ste 300, Minneapolis, MN 55439
Tel: 952-893-3200
Fax: 952-893-0704

and all notices, demands or other communication to Irving Place Capital shall be directed to:

Irving Place Capital

745 Fifth Avenue

New York, NY 10151

3. Successors and Assigns Except as otherwise provided in the Agreement, this Joinder shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Holder and any subsequent holders of Holder Shares and the respective permitted successors and assigns of each of them, so long as they hold Holder Shares; provided, that Section 5F of the Agreement shall continue to apply with respect to any of the Holder Shares that were sold, assigned or transferred pursuant to the registration rights granted under Section 5 of the Agreement.

4. Counterparts This Joinder may be executed in multiple counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.

5. Governing Law; Jurisdiction  The corporate law of the State of Delaware shall govern all issues and questions concerning the relative rights of the Company and its stockholders.  All other issues and questions concerning the construction, validity, interpretation and enforceability of the Agreement, including this Joinder, and the exhibits and schedules thereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.  The parties hereto hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any Federal court sitting in Minneapolis, Minnesota over any suit, action or proceeding arising out of or relating to this Joinder or the Agreement.  The parties hereby agree that service of any process, summons, notice or document by U.S. registered mail addressed to any such party shall be effective service of process for any action, suit or proceeding brought against a party in any such court.  The parties hereto hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  The parties hereto agree that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon any party and may be enforced in any other courts to whose jurisdiction any party is or may be subject, by suit upon such judgment.

6. WAIVER OF JURY TRIAL EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS JOINDER OR THE AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO OR THERETO.

7. Business Days If any time period for giving notice or taking action hereunder expires on a day which is not a Business Day, the time period shall automatically be extended to the Business Day immediately following such day.

8. Descriptive Headings; Construction The descriptive headings of this Joinder are inserted for convenience only and do not constitute a part of this Joinder.  The parties to this Joinder have participated jointly in the negotiation and drafting of this Joinder.  In the event an ambiguity or question of intent or interpretation arises, this Joinder shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Joinder.  The word “including” shall mean including without limitation.

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IN WITNESS WHEREOF, the parties hereto have executed this Joinder as of the date first above written.

COMPANY:

UHS HOLDCO, INC.

By:	/s/ James B. Pekarek
Name: James B. Pekarek
Its: Chief Financial Officer

HOLDER:

By:	/s/ Thomas J. Leonard
Name: Thomas J. Leonard
Title: CEO